Exhibit 99.1

Tom Sweet elected to 3M Board of Directors

ST. PAUL, Minn., November 7, 2023 /PRNewswire/ -- 3M (NYSE: MMM) announced today that Tom Sweet, retired Chief Financial Officer (CFO), Dell Technologies, has been elected to 3M's Board of Directors, effective November 6, 2023. In connection with Mr. Sweet’s election, the Board of Directors increased its size from 11 to 12 members.

Mr. Sweet served as CFO of Dell Technologies from 2014-2023, retiring after 26 years of leadership at the leading enterprise technology company. As CFO, he oversaw all aspects of the company’s finance function, including accounting, financial planning and analysis, tax, treasury and investor relations, as well as global operations, Dell Financial Services, and Dell Technologies Capital. He also led corporate strategy, partnering closely with the office of the CEO to develop and execute a long-term growth and value creation strategy for the company.

Mr. Sweet joined Dell in 1997 and held various leadership positions before assuming the CFO role, including vice president of corporate finance, controller, head of internal audit, and chief accounting officer. He oversaw external financial reporting in the years before Dell’s historic five-year shift to privatization and served in sales leadership roles in education and in various corporate business units.

Prior to Dell Technologies, Tom was vice president of accounting and finance for Telos Corporation and spent 13 years with Price Waterhouse providing audit and accounting services to the technology industry.

Tom received a bachelor’s degree in business administration from Western Michigan University and is a Certified Public Accountant. He serves on the board of directors of Trimble, an industrial technology company, and on the Salvation Army of Central Texas Advisory Board.

“We are very pleased to welcome Tom to 3M’s board as a proven leader who has helped create value through strategic planning and operational execution throughout his career,” said chairman and CEO Mike Roman. “Tom’s deep financial expertise and leadership experience in business strategy will be invaluable to our board, and our customers, shareholders, and others who depend on 3M’s global manufacturing leadership.”

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